UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

______________________________

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

4322 South 49th West Avenue
Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2006, Syntroleum International Corporation (“Syntroleum International”), a direct wholly owned subsidiary of Syntroleum Corporation (“Syntroleum”), accepted a $2 million deposit from Energy Equity Resources Limited (“EER”) pursuant to a non-binding letter of intent. The receipt and acceptance of this deposit created an obligation to enter into a mutually acceptable purchase agreement on or before January 31, 2007 for the sale and purchase of 100% of the stock of each of Syntroleum International Holdings, Ltd. and Syntroleum International Holdings Company (together, the “Companies”) on substantially the terms and conditions set forth in the letter of intent. The Companies are indirect wholly owned subsidiaries of Syntroleum. In consideration for the stock of the Companies, EER has paid Syntroleum International the $2 million deposit and will pay up to an additional $23 million, subject to the occurrence of certain financial and commercial milestones. Among these milestones, (i) EER will pay Syntroleum International $10 million on the earlier to occur of April 1, 2007 or the date that EER raises additional capital, (ii) EER will pay Syntroleum International $5 million from the first gross revenues EER receives from each of the Ajapa and Aje interests, and (iii) EER will pay Syntroleum International $3 million if third paty farmees enter into an agreement to fund at least half of the cost of drilling the Aje-4 well. Further, Syntroleum International will allow and procure John B. Holmes Jr. to remain as director for Syntroleum Nigeria Ltd. and Branch Russell to provide reasonable assistance to EER’s ongoing operation in Nigeria, in each case for at least six months from the date of the close of the transaction.

From December 12, 2006 until the close of the transaction, Syntroleum International has agreed to grant EER exclusivity with respect to this proposed transaction, cooperate with EER’s due diligence review, and be bound by certain covenants regarding the operation of the Companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION
Date: December 19, 2006	By:	/s/ Richard L. Edmonson
Richard L. Edmonson Senior Vice President, General Counsel and Corporate Secretary